Exhibit 2.3

DIRECTOR’S IRREVOCABLE UNDERTAKING

PRIVATE AND CONFIDENTIAL

To	XOMA Royalty Corporation, a Nevada corporation (“Bidder”)

XRA 5 Corp. (“Bidco”)

From	The director whose name and address are set out in Schedule 1

___ August 2025

Dear Sirs,

I refer to the proposed acquisition of Mural Oncology plc (the “Target”) by Bidco, a wholly owned direct subsidiary of Bidder. Under the proposed transaction, Bidco will offer to acquire the entire issued and to be issued ordinary share capital of Target pursuant to a Scheme or Takeover Offer substantially on the terms and subject to the conditions set out in the Rule 2.7 Announcement (as revised, extended or renewed (whether voluntary or mandatory and including, for the avoidance of doubt, any revised offer made in consequence of any decision or ruling of any regulatory body provided such revised, extended or renewed offer or offers are made on terms at least as favourable as those described in the Rule 2.7 Announcement), the “Acquisition”).

I understand that the Acquisition is currently proposed to be implemented by way of a Scheme and that it is proposed that the terms of the Scheme will be contained in the Scheme Document.

This Deed sets out the terms and conditions on which I will vote (or procure a vote) in favour of the Acquisition and the Scheme in respect of the Committed Shares, or if applicable, accept the Takeover Offer.

Notwithstanding anything in this Deed to the contrary: (i) I am not a party to this Deed in any capacity other than in my capacity as a beneficial and/or registered owner of the Committed Shares (or as the person who is otherwise able to control the exercise of all rights attaching to such shares) and am not a party to this Deed in my capacity as a director, officer, employee and/or fiduciary of Target or its Subsidiary; (ii) nothing herein will be construed to limit, require or affect any action or inaction by me acting in my capacity as a director, officer, employee and / or fiduciary of Target or its Subsidiary; and (iii) nothing herein will oblige me to take any action or refrain from taking any action in my capacity as a director, officer, employee and / or fiduciary of Target or its Subsidiary which would cause or would reasonably be expected to cause me to be in breach of my fiduciary duties to the Target or its Subsidiary (provided that, for the avoidance of doubt, without prejudice to whether or not a breach of fiduciary duties may affect any of my other obligations hereunder, this shall not release me from the undertakings herein with respect to the exercise of voting rights in respect of the Committed Shares in my capacity as a beneficial and/or registered owner of the Committed Shares (or as the person who is otherwise able to control the exercise of all rights attaching to such shares)).

Capitalised terms used in this Deed shall have the meaning given to such terms in paragraph 1 below unless otherwise defined.

1.	Interpretation

In this Deed, unless the context otherwise requires:

“Act” means the Companies Act 2014;

“Acting in Concert” has the meaning given to that term in Section 1 of the Takeover Panel Act;

“Announcement Date” has the meaning given to that term in paragraph 2;

“Bidder Group” means Bidder and Bidco and each of their respective Subsidiaries and Holding Companies and any other Subsidiary of any such Holding Company;

“Committed Shares” means the shares in the capital of Target specified in Schedule 1 (including, for the avoidance of doubt, any other shares in the capital of Target issued after the date hereof and attributable to or derived from such shares) and any other shares in the capital of Target of which I may hereafter become the registered and/or beneficial owner (whether on the conversion of any of the Target Options or vesting of the Target RSU Awards set out in Schedule 1 or otherwise) or otherwise acquire voting power with respect thereto;

“Conditions” means the conditions to the Scheme and the Acquisition set out in Appendix I to the Rule 2.7 Announcement and “Condition” means any one of the Conditions;

“EGM” means the extraordinary general meeting of the Target Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed);

“End Date” means the date that is nine months after the date of the Transaction Agreement or such later date as Bidder and Target may, with the consent of the Panel (if required), agree and (if required) the Irish High Court may allow;

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder;

“Holding Company” has the meaning given to the term “holding undertaking” in Section 275 of the Act;

“Nasdaq” means the Nasdaq Global Market, or any successor stock market or exchange operated by The Nasdaq Stock Market, LLC, or any successor thereto, on which the Target Shares are listed for trading;

“Panel” means The Irish Takeover Panel;

“Rule 2.7 Announcement” means the announcement of the Acquisition to be made by the Bidder and the Target pursuant to Rule 2.7 of the Takeover Rules, substantially in the form attached hereto at Appendix 1;

“Scheme Document” means a document to be distributed to Target Shareholders containing: (a) the Scheme; (b) the notice or notices of the Scheme Meeting and EGM; (c) an explanatory statement as required by Section 452 of the Act with respect to the Scheme; (d) such other information as may be required or necessary under the Act or the Irish Takeover Rules; and (e) such other information as Target and Bidder may agree;

“Scheme Meeting Resolution” means the resolution to be considered and voted on at the Scheme Meeting for the purpose of approving and implementing the Scheme;

“Scheme Meeting” means the meeting or meetings of the Target Shareholders or, if applicable, any class or classes of Target Shareholders (including as may be directed by the High Court under Section 450(5) of the Act) (and any adjournment of any such meeting or meetings) convened by (i) resolution of the Target Board or (ii) order of the Irish High Court, in either case under Section 450 of the Act, to consider and vote on the Scheme Meeting Resolution;

“Scheme” means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act to effect the Acquisition under this Agreement, on the terms (including the Conditions) and for the consideration set out in the Rule 2.7 Announcement and on such other terms as Bidder, Bidco and Target mutually agree in writing, including any revision of the scheme of arrangement as may be so agreed between Bidder, Bidco and Target and, if required, by the Irish High Court;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Act” means the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder);

“Subsidiary” has the meaning given to the term “subsidiary undertaking” in Section 275 of the Act and, in the case of Target, means Mural Oncology, Inc;

“Takeover Offer Documents” means if, following the date of this Deed, Bidder and/or Bidco elects to implement the Acquisition by way of Takeover Offer, with the Panel’s consent if required, the documents to be despatched to Target Shareholders and others by or on behalf of Bidder or Bidco (or such other entity as Bidder may elect) containing, among other things, the Takeover Offer, the Conditions (save insofar as not appropriate in the case of a Takeover Offer, and as amended in such manner as Bidder, Bidco (or such other entity as Bidder may elect) and Target may determine, and the Panel may agree, to be necessary to reflect the terms of the Takeover Offer) and certain information about Bidder, Bidco (or such other entity) and Target and, where the context so admits, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

“Takeover Offer” means an offer for the entire issued and to be issued ordinary share capital of Target (other than any Target Shares beneficially owned by any member of the Bidder Group (if any) or by any person Acting in Concert with Bidder (if any)), the full terms of which would be set out in the Takeover Offer Documents or (as the case may be) any revised offer document(s);

“Takeover Panel Act” means the Irish Takeover Panel Act 1997, as amended;

“Takeover Rules” means the Irish Takeover Panel Act 1997, Takeover Rules, 2022 (as amended from time to time);

“Target Board” means the board of directors of Target from time to time and for the time being;

“Target Directors” means the members of the Target Board;

“Target Option” means any option granted in accordance with the Target Share Plans;

“Target RSU Awards” means the awards of restricted stock units of the Target granted in accordance with the Target Share Plans;

“Target Share Plans” means the 2023 Stock Option and Incentive Plan, the 2023 Employee Stock Purchase Plan and the 2024 Inducement Stock Option and Incentive Plan;

“Target Shareholders” means the holders of Target Shares;

“Target Shares” means the ordinary shares of $0.01 each in the capital of the Target; and

“Transaction Agreement” means the transaction agreement governing the Acquisition dated 20 August 2025 between Target, Bidder and Bidco.

Warranties and undertakings

Subject to the announcement of the Acquisition pursuant to the Rule 2.7 Announcement by, 9:30 a.m. New York City time, on 20 August, 2025 (or such later time and/or date as may be agreed between the Target and Bidder) (the “Announcement Date”), I, the undersigned, hereby irrevocably and unconditionally warrant, undertake and agree with Bidder and Bidco, on the terms of this Deed, that:

I am the registered holder and/or beneficial owner of (or am otherwise able to control the exercise of all rights, including voting rights attaching to) the Committed Shares and have, and will continue to have, all relevant authority to vote in favour of, and/or accept or procure the acceptance of the Acquisition in respect of the Committed Shares, and there are no other Target Shares owned or controlled by me on the date of this Deed.

I have no other rights or interests in relation to, or any rights, warrants, convertible securities or options to acquire or subscribe for, any shares or other securities of Target (other than any Target Options and/or Target RSU Awards set out in Schedule 1 and save for any rights provided for in Target’s articles of association and/or pursuant to company law in favour of the holders of Target Shares generally) and have had no dealings in such shares or securities during the offer period (other than on the valid exercise of any Target Options and/or vesting of the Target RSU Awards);

unless and until this Deed ceases to have any effect in accordance with paragraph 6.6, I shall not:

except pursuant to the Acquisition, sell, transfer, encumber, grant any option over or otherwise dispose of or permit the sale, transfer, charging or other disposition or the creation or grant of any other encumbrance or option over all or any of the Committed Shares or any interest in all or any thereof;

accept or agree to accept any other offer by any person other than Bidder or Bidco (or their nominee) in respect of all or any of the Committed Shares whether conditional or unconditional (by whatever means the same is to be implemented);

withdraw the votes in favour of the Scheme referred to in paragraph 3.1 or acceptance(s) in the case of a Takeover Offer referred to in paragraph 4.1 in respect of all or any of the Committed Shares notwithstanding that I may have become entitled to effect such withdrawal by virtue of the Takeover Rules or otherwise by the terms of the Acquisition, and shall procure that any vote in favour of the Scheme (or acceptance in the case of a Takeover Offer) in respect of the Committed Shares is not withdrawn;

enter into any deed or arrangement with any other person whether conditional or unconditional to do all or any of the acts referred to in paragraphs 2.3.1 to 2.3.3;

enter into any deed or arrangement with any other person whether conditional or unconditional which would or might restrict the acquisition of the Committed Shares by Bidder or Bidco under the Acquisition;

I have full power and authority and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform my obligations under this Deed in accordance with its terms.

Undertaking to vote in favour of the Scheme

Unless and until this Deed ceases to have any effect in accordance with paragraph 6.6:

I irrevocably and unconditionally undertake to Bidder and Bidco that, if the Acquisition is to be implemented by way of the Scheme, I shall exercise, or, where applicable, procure the exercise of, all voting rights attaching to the Committed Shares on any resolution (whether or not amended and whether put on a show of hands or a poll) which is proposed at any general meeting of Target or at any Scheme Meeting (including any adjournment thereof) which:

is reasonably necessary to implement the Scheme; or

would reasonably be expected to materially delay, prohibit or prevent the consummation of the Scheme,

in each case, only in accordance with Bidder’s written instructions or as otherwise provided in this Deed;

I shall after the posting of the Scheme Document (and without prejudice to any right I have to attend and vote in person at the Scheme Meeting and the EGM to implement the Scheme), return, or procure the return of, if applicable, the signed forms of proxy enclosed with the Scheme Document (completed and signed and voting in favour of the resolutions to implement the Scheme) in accordance with the instructions printed on those forms of proxy and, if applicable, in respect of any Committed Shares held in uncertificated form, take or procure the taking of any action which may be required by Target or its nominated representative in order to make a valid proxy appointment and give valid proxy instructions (voting in favour of the resolutions to implement the Scheme), as soon as possible and in any event to be received by Target’s registrar not later than 3.00 p.m. (New York City time) on the seventh (7th) calendar day after the posting of the Scheme Document;

I shall not revoke or withdraw the forms of proxy once they have been returned in accordance with paragraph 3.2 above; and

I shall not exercise any voting rights attaching to the Committed Shares to vote in favour of any competing scheme of arrangement or otherwise contrary to Section 3.1 above.

Undertaking to accept a Takeover Offer

I acknowledge that Bidder shall have the right and may elect at any time, in accordance with the terms of the Transaction Agreement and with the Panel’s consent if required and whether or not the Scheme Document has then been despatched, to implement the Acquisition by way of a Takeover Offer. Provided that (i) Bidder has made that election in accordance with the terms of the Transaction Agreement; (ii) such Takeover Offer is made on terms at least as favourable as the terms of the Scheme (except for an acceptance condition which may be set by Bidder and/or Bidco at eighty per cent (80%) of the nominal value of the Target Shares to which such an offer relates as those that would apply in relation to the Scheme); and (iii) unless and until this Deed ceases to have any effect in accordance with paragraph 6.6,

I irrevocably and unconditionally undertake to Bidder that, if the Acquisition is implemented by way of a Takeover Offer:

upon the Takeover Offer being made, I will be able to accept or, where applicable, procure the acceptance of the Takeover Offer in respect of the Committed Shares and to transfer the Committed Shares free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) hereafter declared, made or paid provided however that this shall not include any rights, dividends of any nature or other distributions which accrue to or are payable to Target Shareholders by reference to a record date which is on or before the Acquisition is declared or becomes unconditional in all respects;

I shall as soon as possible and in any event within seven (7) calendar days after the posting of the Takeover Offer Documents (or, in respect of any shares allotted to me after the posting of the Takeover Offer Documents, within seven (7) calendar days of such allotment or acquisition) duly accept or procure acceptance of the Takeover Offer in accordance with its terms in respect of the Committed Shares and, in respect of any Committed Shares held in certificated form, shall forward the relevant share certificate(s) to Bidder or its nominated representative (or a form of indemnity acceptable to Bidder in respect of any lost certificate(s)) at the time of acceptance and, in respect of any Target Shares held in uncertificated form, shall take such action which may be required by Bidder or its nominated representative to the extent that such action is in accordance with the procedures set out in the Takeover Offer for the acceptance of the Takeover Offer by Target Shareholders holding their Target Share in uncertificated form. I further undertake, if so required by Bidder, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Bidder the full benefit of my obligations pursuant to this Deed with respect to the Takeover Offer;

notwithstanding that the terms of the Takeover Offer Documents will confer rights of withdrawal on accepting shareholders, I shall not withdraw any acceptance of the Takeover Offer in respect of the Committed Shares or any of them and shall procure that no rights to withdraw any acceptance in respect of such Committed Shares are exercised;

the Committed Shares shall be acquired by Bidder free from all liens, equities, charges, encumbrances, options, rights of pre-emption and any other third party rights and interests of any nature and together with all rights now or hereafter attaching or accruing to them, including voting rights and the right to receive and retain in full all dividends of any nature and other distributions (if any) hereafter declared, made or paid provided however that this shall not include any rights, dividends of any nature or other distributions which accrue to or are payable to Target Shareholders by reference to a record date which is on or before the Acquisition is declared or becomes unconditional in all respects; and

Upon reasonable request from you, I shall promptly supply you with all information at my disposal in my capacity as a shareholder of Target required by you in connection with the Takeover Offer in order for you to comply with the applicable requirements of Takeover Rules, the Nasdaq, the Securities Act, the Exchange Act, the SEC, the Panel, the Act and any legal or regulatory requirements and immediately notify you in writing of any material change in the accuracy or import of any such information previously supplied to you by me.

Power of Attorney

In order to secure the performance of my obligations under this Deed, I irrevocably appoint any director of Bidder or Bidco jointly and severally to be my attorney in my name and on my behalf to sign or execute forms of proxy and/or such other deeds or documents and to do such other acts and things as may be necessary for the purpose of giving effect to my obligations under this Deed in respect of the Committed Shares.

I acknowledge that this power of attorney is given by way of security and is irrevocable until this Deed ceases to have effect in accordance with paragraph 6.6.

I irrevocably undertake to ratify any such act committed in the good faith exercise of this power, if called upon to do so.

Miscellaneous

The obligations and provisions set out in this Deed apply equally to the persons from whom I am to procure votes in favour of the resolutions to implement the Scheme pursuant to paragraph 3.1 above or acceptance of the Takeover Offer pursuant to the terms of paragraph 4.1 above (as the case may be) and I shall procure the observance by such persons of the terms hereof as if they were each specifically a party hereto.

I consent to the issue of an announcement incorporating references to me and to this Deed substantially in the terms set out in the Rule 2.7 Announcement. I understand that, if the Acquisition proceeds, this Deed will be made available for inspection during the offer period (as defined in the Takeover Rules) and that particulars of it will be contained in the Scheme Document or the Takeover Offer Documents (as the case may be), and in any related circular or equivalent document. I further consent to this Deed being published on a website as required by Rule 26.1 of the Takeover Rules. Upon reasonable request from you, I undertake to provide you with all such further information in relation to my interest and that of any person connected with me with respect to the Committed Shares and the Target as you may require in order to comply with the Takeover Rules, the Nasdaq, the Securities Act, the SEC, the Panel, the Act and any other legal or regulatory requirements for inclusion in the Scheme Document or the Takeover Offer Documents (as the case may be) (or any other document required in connection with the Acquisition).

Without prejudice to any other rights or remedies which Bidder or Bidco may have, I acknowledge that damages would not be an adequate remedy if I fail to fulfil or otherwise breach any of my obligations pursuant to this Deed, and accordingly Bidder and Bidco shall be at liberty to use the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of any such obligation and no proof of special damages shall be necessary for the enforcement by Bidder or Bidco of such rights.

The covenants and undertakings contained in this Deed and each part of them are entirely severable and separately enforceable so that each covenant and undertaking and each part of them shall be deemed to be a separate covenant and undertaking.

In the case where the Target Shares are registered in the name of a nominee, I shall direct the nominee to act as if the nominee were bound by the terms of this Deed and I shall use my best endeavours to do all acts and things necessary to carry the terms hereof into effect as if I had been the registered holder of the Target Shares registered in the name of such nominee.

Except as provided in clause 6.10, the undertakings given and other obligations entered into by me as set out in this Deed will terminate and cease to have any effect whatsoever with immediate effect on the earlier to occur of the following:

the Scheme becomes effective;

the Rule 2.7 Announcement is not released by the Announcement Date; or

the valid termination of the Transaction Agreement pursuant to its terms.

Any time, date or period mentioned in this Deed may be extended by agreement between the parties but as regards any time, date or period originally fixed or so extended, time shall be of the essence.

This Deed shall not oblige Bidder or Bidco to announce or proceed with the Acquisition and I hereby accept and acknowledge that I have not entered into this Deed relying on any statement or representation, whether or not made by Bidder (or any of its respective directors, officers, employees, affiliates or agents) or any other person.

Bidder and Bidco may assign all rights and obligations under this Deed to any other company under the same ultimate ownership as Bidder.

I shall keep the possibility, terms and conditions of the transaction and the existence of this Deed confidential until the Rule 2.7 Announcement is released, provided that I may disclose the same to the Target and its advisers in which case I shall procure that they observe confidentiality in the same terms. The obligations in this paragraph shall survive termination or lapse of this Deed.

I agree that this Deed (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Deed or any act performed or claimed to be performed under it) will be governed by and construed in accordance with Irish law and that the Irish courts are to have exclusive jurisdiction for all purposes in connection herewith.

IN WITNESS whereof this Deed has been entered into as a deed the day and year first herein written.

SCHEDULE 1

Holdings of, and dealings in, Target securities

of [Director Name] of [Address]

1.	Holdings

No. of ordinary shares in the capital of Target	Registered owner (name)	Beneficial owner (name)

Target Options

No. of ordinary shares in the capital of Target	Registered owner (name)	Beneficial owner (name)

Target RSU Awards

No. of ordinary shares in the capital of Target	Registered owner (name)	Beneficial owner (name)

APPENDIX 1

Draft Rule 2.7 Announcement

SIGNED AND DELIVERED as a Deed

by [DIRECTOR NAME]

in the presence of:
Signature

Signature of Witness

Name of Witness

Occupation of Witness

Address of Witness

[Irrevocable Undertaking – Signature Page]